Exhibit 10.42

Amendment No. 6 to License Agreement

This Amendment No. 6 (the “6th Amendment”) dated October 24th, 2025 amends the License Agreement dated February 8, 2016 (the “Original Agreement”), as amended by Amendment No. 1 to the License Agreement dated July 31, 2017 (the “1st Amendment”), as further amended by Amendment No. 2 to the License Agreement dated May 28, 2019 (the “2nd Amendment”), as further amended by Amendment No. 3 to the License Agreement dated January 8, 2020 (the “3rd Amendment”), as further amended by Amendment No. 4 to the License Agreement dated April 9, 2020 (the “4th Amendment”), and as further amended by Amendment No. 5 to the License Agreement dated April 28, 2023 (the “5th Amendment”) (together and collectively with the Original Agreement (the “Agreement”) by and between Shiratori Pharmaceutical Co. Ltd. having a principal place of business at WBG Marive East 28F, 2-6-1 Nakese, Mihama-ku, Chiba-shi, Chiba JAPAN (“Shiratori”) and PTC Therapeutics Inc., having a principal place of business at 500 Warren Corporate Center Drive Warren, NJ 07059 (“PTC”).

WHEREAS, the parties desire to modify the Agreement to reflect the understanding they have reached related to certain notices and royalty payments exchange rates with respect to their relationship; and

WHEREAS, capitalized terms used in this 6th Amendment not otherwise defined shall have the same meaning ascribed to such terms in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Amendments. The Agreement is hereby amended as follows:

1.	Section 5.7 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

5.7 Currency Exchange. With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due to Shiratori hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced in a currency other than U.S. dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the U.S. dollar equivalent, calculated using the quarterly average foreign exchange rate for such currency for the Calendar Quarter in which the sales occurred. The conversion rate used shall be generated from PTC’s audited financial software system. All payments shall be made in United States dollars. If at any time legal restrictions in any country in the Territory prevent the prompt remittance of any payments with respect to sales in that country, the PTC shall have the right and option to make such payments by depositing the amount thereof in local currency to Shiratori’s account in a bank or depository in such country.

2.	Section 12.4 Notices of the Original Agreement are hereby deleted in their entirety and replaced with the following:

Notices to Shiratori shall be addressed to:

[**]:

PTC Therapeutics MP, Inc.

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Miscellaneous

Except as modified and amended by this 6th Amendment, the Agreement shall remain in full force and effect and in all other respects is ratified and confirmed by the parties.

[Signature page follows]

IN WITNESS THEREOF, the parties have caused this 6th Amendment to be duly executed by their authorized representatives as of the date set forth in the introductory paragraph of this 6th Amendment.

SHIRATORI PHARMACEUTICAL CO., LTD.

/s/ Satoshi Shiratori
Name: Satoshi Shiratori
Title: CEO
Date: 25-10-2025

PTC THERAPEUTICS MP, INC.

/s/ Frank J. Ricca
Name: Frank Ricca
Title: VP, Global Controller
Date: 24-Oct-2025